Exhibit 5.1

November 7, 2018
Zions Bancorporation, National Association,
    One South Main, 11th Floor,
        Salt Lake City, Utah 84133.
Ladies and Gentlemen:
In connection with the filing by Zions Bancorporation, National Association (formerly named ZB, National Association), a banking association organized under the laws of the United States (“you”) of Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-205422) with the Office of the Comptroller of the Currency on or about November 7, 2018 pursuant to Part 16 of the regulations promulgated by the Office of the Comptroller of the Currency, including 12 C.F.R. § 16.15, with respect to the 9,000,000 shares of common stock, par value $0.001 (the “Securities”), issuable pursuant to the Zions Bancorporation 2015 Omnibus Incentive Plan (the “Plan”) as assumed by you as of September 30, 2018, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the Securities have been duly issued and sold as contemplated by the Plan, the Securities will be validly issued and fully paid.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and issuance of the Securities.
The foregoing opinion is limited to the Federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that Zions Bancorporation, National Association, has been duly organized under the laws of the United States.
We have relied as to certain factual matters on information obtained from public officials, officers of Zions Bancorporation, National Association and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent would be required under Section 7 of the Securities Act of 1933, as amended (the “Act”) with respect to the filing of a registration statement under the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP